UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2011

SANDISK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

601 McCarthy Boulevard, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 801-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2011, Yoram Cedar announced that he will step down on December 31, 2011 (the “Separation Date”) from his position as Executive Vice President and Chief Technology Officer of SanDisk Corporation (the “Company”). In connection with Mr. Cedar’s expected departure, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Cedar, which will become effective on November 17, 2011 (the “Effective Date”), provided that Mr. Cedar does not revoke the Separation Agreement.

The Separation Agreement provides that within ten days following the Separation Date, the Company will pay Mr. Cedar a lump sum payment of $485,000, which is equivalent to one year of his most recent base salary, and that Mr. Cedar will receive a payment of $436,500 when bonuses are paid under the 2011 bonus plan, or no later than March 15, 2012. The Separation Agreement also specifies that the Company will provide Mr. Cedar up to 18 months of medical coverage. In addition, as of the Separation Date, Mr. Cedar will receive accelerated vesting of his unvested stock options and restricted stock units that would have vested on or within 15 months of the Separation Date. Among other things, the Separation Agreement also provides for a general release by Mr. Cedar in favor of the Company, and Mr. Cedar’s agreement to certain confidentiality, cooperation, non-solicitation and non-disclosure obligations.

The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s next annual report on Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SANDISK CORPORATION

By:	/s/ Judy Bruner
Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer)

Date: November 17, 2011

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